EXHIBIT 14

Code of Ethics for the Chief Executive Officer and Financial Executives

S.Y. Bancorp, Inc. and Stock Yards Bank & Trust Company are strongly committed to conducting business with honesty and integrity and in compliance with all applicable laws and regulations.  Senior financial officers hold an important position in our corporate governance structure because of their role in balancing, protecting and preserving the interests of all of our stakeholders.  This Code of Ethics for the Chief Executive Officer and Financial Executives contains specific principles to which the Chief Executive Officer, President, Chief Financial Officer, Controller and other financial, accounting and treasury officers (the “Financial Officers”) are expected to adhere.  This Code of Ethics is intended to supplement the general corporate code of conduct. This code is intended to be our Code of Ethics for Senior Financial Officers pursuant to the provisions of Section 406 of the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission. All Financial Officers will:

1.                                       Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.                                       Provide our stakeholders with information that is accurate, complete, objective, relevant, timely and understandable.

3.                                       Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4.                                       Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

5.                                       Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose.  Confidential information acquired in the course of one’s work will not be used for personal advantage.

6.                                       Share knowledge and maintain skills important and relevant to our stakeholders’ needs.

7.                                       Proactively promote ethical behavior as a responsible partner among peers in one’s work environment.

8.                                       Achieve responsible use of and control over all assets and resources employed or entrusted to us.

9.                                       Report known or suspected violations of this Code in accordance with all applicable rules of procedure.

10.                                 Be accountable for adhering to this Code.

11.                                 Not unduly or fraudulently influence, coerce, manipulate or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of our financial statements or accounting books and records.

We will promptly disclose the nature of any amendment (other than administrative or non-substantive amendments) to or waiver from this Code of Ethics as may be required by applicable rules of the Securities and Exchange Commission and the American Stock Exchange.